The Cobalt Group, Inc.
2200 First Avenue South, Suite 400
Seattle, Washington 98134

PROXY STATEMENT SUPPLEMENT

    This proxy statement supplement is being furnished to the holders of the outstanding shares of common stock of The Cobalt Group, Inc. ("Cobalt").

    This proxy statement supplement supplements the proxy statement dated October 9, 2001, that was mailed to shareholders in connection with the solicitation of proxies by the Cobalt board of directors for the approval of the agreement and plan of merger between Cobalt and Cobalt Acquisition Corporation, a wholly-owned subsidiary of Warburg, Pincus Equity Partners, L.P. ("WPEP"), and the approval of the merger contemplated thereby. The special meeting of Cobalt shareholders to vote on the agreement and plan of merger has been adjourned to 9:00 a.m., local time, on November 13, 2001 at Cobalt's executive offices located at 2200 First Avenue South, Suite 400, Seattle, Washington 98134.

    Shareholders are urged to read carefully the proxy statement together with this proxy statement supplement in determining whether to vote for the approval of the agreement and plan of merger and the transactions contemplated thereby.

Litigation Regarding the Merger

    Background.  Following Cobalt's execution of the agreement and plan of merger on June 2, 2001, three purported class action lawsuits were filed against Cobalt, certain entities affiliated with WPEP (collectively, "Warburg Pincus") and members of the Cobalt board of directors. On July 24, 2001, the lawsuits were consolidated into a single action. Pursuant to the Consolidation Order, on September 7, 2001, the plaintiffs filed an amended and consolidated complaint against Cobalt, Warburg Pincus and members of the Cobalt board of directors. The plaintiffs' amended and consolidated complaint alleged, among other things, that the board of directors, by adopting the agreement and plan of merger, breached its fiduciary duties of loyalty and candor to Cobalt shareholders. Among the specific allegations in the complaint were that the defendants failed to adequately disclose all of the material information relating to the proposed merger.

    Settlement of the Litigation.  The plaintiffs and the defendants have negotiated a settlement to dismiss the action with prejudice, subject to completion of definitive documentation relating to the settlement and court approval. As part of the settlement, Cobalt has agreed to issue this proxy statement supplement and to pay fees and expenses of the plaintiffs' counsel in the amount of $280,000. Cobalt and the other defendants continue to deny all of the allegations of wrongdoing contained in the amended and consolidated complaint. In addition, the settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant.

Cobalt Projections

    As noted in the proxy statement, Cobalt management created and internally distributed financial projections in October 2000, December 2000 and April 2001 (the "Prior Projections"). Based upon actual results, the state of Cobalt's business and general economic conditions, Cobalt management deemed the Prior Projections unreliable and accordingly, did not provide the Prior Projections to SG Cowen Securities Corporation, the financial advisor to the special committee ("SG Cowen"). Instead, Cobalt management prepared revised projections and, on May 24, 2001, provided those revised projections to the Cobalt board of directors, the special committee, Warburg Pincus and SG Cowen.

    The chart set forth below and the analysis that follows provides a summary of the various projections as well as a comparison of those projections to Cobalt's actual results of operations. Except as specifically indicated below, all revenues are presented after the application of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") pursuant to which Cobalt amortizes set-up fees for Internet applications ratably over the estimated customer life of three years, and professional service fees for custom projects over the estimated project life of two years. In addition, except as indicated, revenues are reduced by amounts billed that relate to the non-cash amortization of securities issued pursuant to Cobalt's agreement with DaimlerChrysler Corporation.

	October 2000 Projections (1)					December 2000 Projections		April 2001 Projections		May 2001 Baseline Projections		May 2001 Optimistic Projections (2)		August 2001 Projections
	2001	2002	2003	2004	2005	2001	2002(3)	2001	2002(3)	2001	2002	2001	2002	2001	2002(3)
	(in thousands)					(in thousands)		(in thousands)		(in thousands)		(in thousands)		(in thousands)
Revenue	$78,890	$110,710	$149,510	$198,940	$264,260	$61,771	N/A	$58,295	N/A	$54,195	$72,916	$54,845	$81,366	$50,464	N/A
Operating Results	$(14,630)	$1,250	$9,870	$35,460	$59,460	$(23,876)	N/A	$(29,456)	N/A	$(28,022)	$(13,937)	$(27,450)	$(6,501)	$(30,830)	N/A
Net Income (Loss)	$(15,330)	$1,080	$9,370	$34,960	$43,670	$(24,119)	N/A	$(29,462)	N/A	$(27,985)	$(13,710)	$(27,413)	$(6,274)	$(29,681)	N/A

(1)
The October 2000 projections do not include adjustments for the application of SAB 101 or for amounts billed to DaimlerChrysler Corporation that are treated as equity subscriptions. The October 2000 projections were not prepared in accordance with Cobalt's standard methodologies for preparing projections and therefore do not contain sufficient detail to provide the foregoing adjustments.

(2)
As discussed below, Cobalt management informed the recipients of the May 2001 projections that it believed that the May 2001 baseline projections should be adopted as the primary projections for purposes of evaluating Cobalt's prospects.

(3)
The December 2000, April 2001 and August 2001 projections do not contain financial forecasts for 2002.

    Analysis of Projections.  As disclosed in the proxy statement, Cobalt management advised SG Cowen that the October 2000 projections were not prepared in accordance with Cobalt's standard methodologies for preparing projections. The October 2000 projections were prepared by certain members of Cobalt management as part of an exercise in assessing Cobalt's long term strategic opportunity and were not used to generate any operating forecasts or budgets. Therefore, Cobalt management advised SG Cowen that the October 2000 projections should not be relied upon. Cobalt management did not forecast beyond 2002 in any of the subsequent projections referred to in this proxy statement supplement.

    In connection with Cobalt's annual budgeting process, in December 2000, Cobalt management distributed the December 2000 projections to the Cobalt board of directors. Late in the first quarter of 2001, Cobalt management determined that the December 2000 projections were inconsistent with the actual results and future prospects of Cobalt. For example, as reported in Cobalt's Form 10-Q for the period ended March 31, 2001, revenue and net loss in the first quarter of 2001 was approximately $12.3 million and $7.5 million, respectively. In contrast, the December 2000 projections forecasted first quarter revenue and net loss of approximately $13.1 and $8.6 million, respectively. Accordingly, the December 2000 projections overstated revenue by approximately 7% and net loss by approximately 15%.

    A substantial portion of Cobalt's revenue is derived from services provided to its automotive dealer and manufacturer clients on a monthly subscription basis. As a consequence of the recurring nature of this revenue stream, lower-than-projected sales of recurring services in a given period will result in lower revenues in subsequent periods as well. Cobalt's failure to meet its first quarter budget, combined with the generally poor economic conditions prevailing at that time led Cobalt management to conclude that Cobalt would likely fall short of the revenue targets set in connection with the December 2000 projections and as a result, Cobalt management determined that the December 2000 projections were no longer reliable.

    In April 2001, Cobalt management prepared the April 2001 projections which contained lower revenue and expense forecasts than the December 2000 projections. The April 2001 projections, which reflected actual first quarter results, forecasted second quarter revenue of approximately $13.3 million and a net loss of approximately $9.7 million, whereas the December 2000 projections forecasted second quarter revenue of approximately $14.7 million and a net loss of approximately $8.1 million.

    By mid-May 2001, Cobalt management realized that actual results would be inconsistent with those forecasted in the April 2001 projections and that the April 2001 projections were therefore unreliable. The unreliability of the April 2001 projections was confirmed by Cobalt's actual performance during the second quarter. As reported in Cobalt's Form 10-Q for the period ended June 30, 2001, revenue and net loss for the second quarter of 2001 were $12.6 million and $7.2 million, respectively. Therefore, the April 2001 projections overstated revenues by approximately 6% and net loss by approximately 35%.

    In late May 2001, Cobalt management prepared and distributed to the Cobalt board of directors, the special committee, Warburg Pincus and SG Cowen the May 2001 baseline and optimistic projections. As disclosed in the proxy statement, the May 2001 optimistic projections indicated higher revenue and profitability forecasts based upon more optimistic assumptions. Cobalt management informed the recipients of the projections that it believed that the May 2001 baseline projections should be adopted as the primary projections for purposes of evaluating Cobalt's prospects. Accordingly, all references contained herein to the May 2001 projections are references to the May 2001 baseline projections.

    Actual results through April 2001, as well as softening economic conditions in the automotive industry and the economy in general, led Cobalt management to forecast lower expenses through the balance of 2001 than had been forecast in the April 2001 projections. Despite the fact that the May 2001 projections contained lower forecasted revenues, the lower forecasted expenses resulted in a full-year 2001 projected net loss of $27.9 million in the May 2001 projections compared to a $29.5 million full-year 2001 net loss in the April 2001 projections. The May 2001 projections also forecasted second quarter revenue of approximately $12.7 million and a second quarter net loss of approximately $7.6 million. As noted above, actual revenues and net loss for the second quarter were lower than those forecast in the May 2001 projections.

    Currently, Cobalt management does not expect Cobalt to meet the full-year 2001 forecasts set forth in the May 2001 projections. In the August 2001 projections, Cobalt management estimated full-year 2001 revenues and net loss of approximately $50.5 million and $29.7 million, respectively. As compared to the forecasts contained in the August 2001 projections, the May 2001 projections represent an overstatement of revenues by approximately 7% and an understatement of net loss by approximately 6%. In addition, Cobalt management currently believes that the full-year 2002 revenue forecast contained in the May 2001 projections will not be achieved and that the full-year 2002 net loss will likely be greater than the full-year 2002 net loss forecast in the May 2001 projections.

    Important Information About the Projections.  The projections referred to above were not prepared with a view to public disclosure and are included in this document only because portions of such information were made available to the Cobalt board of directors. The projections were not prepared with a view to compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, or generally accepted accounting principles. The projections were prepared by and are the responsibility of Cobalt management. Neither PricewaterhouseCoopers LLP, Cobalt's independent auditors ("PWC"), nor any other independent accountants, have examined nor compiled the projections and, accordingly, neither PWC nor any other independent accountants express an opinion or other form of assurance with respect thereto. The PWC report included in the proxy statement relates solely to Cobalt's historical financial information. It does not extend to prospective financial information such as the projections and should not be read to do so.

    The projections are forward-looking statements that are subject to certain risks and uncertainties and should be read with caution. See "Cautionary Statement Concerning Forward-Looking

Information" on page 11 of the proxy statement. The projections are subjective in many respects and thus are susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made as of certain dates by Cobalt management with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, including Cobalt's ability to (i) comply with the tangible net worth covenants under the Loan Agreement with Silicon Valley Bank ("SVB"), (ii) manage cash balances by, among other things, timely collecting accounts receivable, (iii) successfully develop, implement, and realize efficiencies from a new software platform to support its Internet applications business, (iv) finance losses without raising additional capital, (v) sustain historic levels of revenue growth in its core Internet applications business, (vi) successfully launch its MotorPlace Auto Exchange business, and (vii) form new and maintain existing customer relationships, all of which are difficult to predict and many of which are beyond Cobalt's control. In addition, the projections do not take into account any of the cash costs to Cobalt of evaluating and engaging in the merger or the effects of the transactions contemplated by the agreement and plan of merger. Accordingly, there can be no assurance that the projections are indicative of Cobalt's future performance or that actual results would not differ materially from those in the projections set forth above.

    For these reasons, the inclusion of the projections in this document should not be regarded as an indication that Cobalt, the board of directors, the special committee, Warburg Pincus or any of their advisors, agents or representatives (including SG Cowen) considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections. Cobalt does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be erroneous.

Recent Developments

    As disclosed in the proxy statement, Cobalt management determined that Cobalt would not have sufficient capital resources to fund its operations for the remainder of 2001. In addition, Cobalt was not able to borrow money under the Loan Agreement with SVB. Accordingly, in September 2001, in order to fund its operations, Cobalt entered into a $5 million credit facility with Warburg Pincus and, to date, Cobalt has borrowed $2 million thereunder. Cobalt anticipates drawing the remaining $3 million under the credit facility with Warburg Pincus or seeking alternative financing in order to fund the expenses of the merger and for general working capital.

Voting

    The special meeting has been adjourned to November 13, 2001 in order to provide shareholders with sufficient time to review this supplement. The record date has not been changed. Only holders of record of common stock at the close of business on September 21, 2001 are entitled to notice of and to vote at the special meeting.

    If you have not already done so, please mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

    If you have already mailed in your signed, dated proxy card, or if you have given your broker instructions as to how you want your shares voted and you do not wish to change your vote, you do not need to do anything. If, however, you want to change your vote, you must revoke your earlier dated proxy.

    Any person who has given a proxy has the power to revoke it at any time before it is voted. If you are a shareholder of record, you may revoke your proxy by filing a written notice of revocation with the Secretary of Cobalt at Cobalt's executive offices located at 2200 First Avenue South, Suite 400, Seattle, Washington 98134, by submitting to the Secretary a duly executed proxy bearing a later date, or by attending the special meeting and voting in person. If your shares are held in "street name" by your broker, you may revoke or change your proxy only by submitting instructions to your broker. Attendance at the special meeting will not, by itself, revoke a proxy.

    Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

    The Board of Directors unanimously recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated thereby.

The date of this proxy statement supplement is November 2, 2001.

THE COBALT GROUP, INC.
PROXY
For Special Meeting of the shareholders of the Cobalt Group, Inc.
This proxy is solicited on behalf of the Board of Directors

    The undersigned hereby appoints JOHN W.P. HOLT, DAVID S. SNYDER and LEE J. BRUNZ, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote upon the matter set forth in the Notice of Special Meeting dated October 9, 2001, the related proxy statement, and the supplement thereto, copies of which have been received by the undersigned, at the special meeting of The Cobalt Group, Inc. (the "Company") to be held at the Company's executive offices, 2200 First Avenue South, Seattle, Washington on October 30, 2001 at 9:00 a.m., which meeting has been adjourned to November 13, 2001 at 9:00 a.m. and at any further adjournments thereof.

(Continued and to be signed on the reverse side)

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Please mark your votes as indicated:	/X/

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.

		FOR	AGAINST	ABSTAIN
1.	To approve the Agreement and Plan of Merger, dated as of June 2, 2001, by and between the Company and Cobalt Acquisition Corporation.	/ /	/ /	/ /
2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting if such business is incident to the conduct thereof.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Signature(s)	Date:	, 2001

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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